Filed Pursuant to Rule 433

Registration No. 333-223208

August 31, 2020

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

Barrier Market Participation Securities

▶	Barrier Market Participation Securities linked to a basket consisting of the common stock of Amazon.com, Inc. (25%), the common stock of Apple Inc. (25%), the Class A common stock of Facebook, Inc. (25%) and the Class C capital stock of Alphabet, Inc. (25%)

▶	Maturity of approximately 3 years

▶	1.0x exposure to any positive return of the reference asset, subject to a maximum return of at least 70.65% (to be determined on the Pricing Date)

▶	1.0x exposure to any negative return of the basket if its return is less than -30%

▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Market Participation Securities (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP- 8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $870 and $970 per security, for each of the securities, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000.00
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Barrier Market Participation Securities

Linked to a basket consisting of the common stock of Amazon.com, Inc., the common stock of Apple Inc., the Class A common stock of Facebook, Inc. and the Class C capital stock of Alphabet, Inc.

This free writing prospectus relates to a single offering of securities by HSBC USA Inc., linked to the performance of the Reference Asset as indicated below.

Reference Asset	Reference Asset Components	Ticker	Component Weighting	Maximum Cap[1]	CUSIP
AMZN/APPL/FB/GOOG Basket	Amazon.com, Inc. Apple Inc. Facebook, Inc. Alphabet, Inc.	AMZN APPL FB GOOG	25% 25% 25% 25%	At least 70.65%	40438CVT5 / US40438CVT51

1 The actual Maximum Cap will be determined on the Pricing Date.

Indicative Terms*

Principal Amount	$1,000 per security
Term	Approximately 3 years
Upside Participation Rate	100% (1.0x) exposure to any positive Reference Return, subject to the Maximum Cap
Maximum Cap	At least 70.65% (to be determined on the pricing date)
Barrier Percentage	-30% of the Initial Level.
Payment at Maturity per Security

If the Reference Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage:

$1,000 (zero return).

If the Reference Return is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return). For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

Reference Return	Final Level – Initial Level Initial Level
Initial Level	See page FWP-4
Final Level	See page FWP-4
Pricing Date	August 31, 2020
Trade Date	August 31, 2020
Original Issue Date	September 3, 2020
Final Valuation Date	August 30, 2023
Maturity Date	September 5, 2023

* As more fully described beginning on page FWP-4.

The Securities

The securities offer investors an 1-to-1 upside exposure to the upside return of the reference asset, while providing a pre-defined level of contignet downside barrier protection at maturity.

For investors who seek exposure to the Reference Asset and who believe the Reference Asset will appreciate over the term of the securities, the securities provide an opportunity for 1-to-1 returns (subject to a Maximum Cap). If the Reference Return is below the Barrier Percentage, then the securities are subject to 1:1 exposure to any potential decline of the Reference Asset from the Initial Level.

If the Reference Asset appreciates over the term of the securities, you will realize 100% (1.0x) of the Reference Asset appreciation up to the Maximum Cap. If the Reference Asset declines below the Barrier Percentage, you will lose 1% of your investment for every 1% decline in the Reference Asset from the Initial Level, and you may lose up to 100% of your Principal Amount at maturity.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 100% (1.0x) Upside Participation Rate and a Barrier Percentage of -30%, and assuming a 70.65% Maximum Cap. The actual Maximum Cap will be determined on the Pricing Date.

Information About the Reference Asset

The following graph illustrates the hypothetical daily performance of the Reference Asset from April 3, 2014 through August 28, 2020 based on information from the Bloomberg Professional® service, if the level of the Basket was made to equal 100 on April 3, 2014. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Reference Asset Components and (ii) the assumption that no adjustment to the Official Closing Value occurred from April 3, 2014 through August 28, 2020 for any Reference Asset Component. Neither the hypothetical performance of the Basket nor the actual historical performance of the Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose some or all of your investment.

For further information on each Reference Asset Component, please see “Description of the Reference Asset Components” beginning on page FWP-13. We have derived all disclosure regarding the Reference Asset Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset Components.

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HSBC USA Inc. Barrier Market Participation Securities

Linked to a basket consisting of the common stock of the common stock of Amazon.com, Inc., the common stock of Apple Inc., the Class A common stock of Facebook, Inc. and the Class C capital stock of Alphabet, Inc.

This free writing prospectus relates to an offering of Barrier Market Participation Securities. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and underlying supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is less than the Barrier Percentage, lose up to 100% of your principal.

This free writing prospectus relates to a single offering of securities, linked to the performance of an equally weighted basket (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc., as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	AMZN/APPL/FB/GOOG Basket
Reference Asset Components:

The common stock of Amazon.com, Inc. (Ticker: AMZN)

The common stock of Apple Inc. (Ticker: APPL)

The Class A common stock of Facebook, Inc. (Ticker: FB)

The Class C capital stock of Alphabet, Inc. (Ticker: GOOG)

Component Weightings:	With respect to AMZN, 25%, with respect to APPL, 25%, with respect to FB, 25%, and with respect to GOOG, 25%.
Trade Date:	August 31, 2020
Pricing Date:	August 31, 2020
Original Issue Date:	September 3, 2020
Final Valuation Date:	August 30, 2023, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be September 5, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the Stock-Linked Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	Final Level – Initial Level Initial Level
Barrier Percentage	-30%
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date.

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Barrier Percentage. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

Initial Level:	Set to 100 on the Pricing Date.
Final Level:	The Reference Asset Closing Level on the Final Valuation Date.

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Reference Asset Closing Level

On any scheduled trading day, the Reference Asset Closing Level will be calculated as follows:

100 × (1 + (sum of the Reference Asset Component Return multiplied by the respective Component Weighting for each Reference Asset Component))

Each of the Reference Asset Component Returns set forth in the formula above refers to the return for the Reference Asset Component, which reflects the performance of the Reference Asset Component, expressed as the percentage change from the Initial Component Price of that Reference Asset Component to the Final Component Price of that Reference Asset Component.

Initial Component Price:	With respect to each Reference Asset Component, the Official Closing Price of that Reference Asset Component on the Pricing Date as determined by the calculation agent.
Final Component Price:	With respect to each Reference Asset Component, the Official Closing Price of that Reference Asset Component on the Final Valuation Date.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISN:	40438CVT5 / US40438CVT51
Estimated Initial Value:	The Estimated Initial Value of the securities is expected to be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to the offering of securities. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any of the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)       $1,000 + ($1,000 × Reference Return x Upside Participation Rate); and

(b)       $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date.

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Barrier Percentage. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the relevant Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the value of the Reference Asset will increase over the term of the securities.

▶	You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis from the Initial Level if the Reference Return is less than the Barrier Percentage.

▶	You understand and accept that your investment may not provide full return of principal.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in or held by the Reference Asset Components, as applicable.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis from the Initial Level if the Reference Return is less than the Barrier Percentage.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the Reference Asset Components.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Securities is not equivalent to investing directly in any of the Reference Asset Components. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Reference Asset from the Pricing Date to the Final Valuation Date on a 1-to-1 basis if the Reference Return is less than the Barrier Percentage. Accordingly, your Payment at Maturity will be less than the Principal Amount of the Notes. If the Reference Return is less than -30%, you will lose up to 100% of your investment.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the value of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will be at least 70.65%. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning the relevant Reference Asset Component.

The return on your securities may not reflect the return you would realize if you actually owned the relevant Reference Asset Component. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the relevant Reference Asset Component.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the

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secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The amount payable on the securities is not linked to the level of the Reference Asset at any time other than on the Final Valuation Date.

The Final Level will be based on the Reference Asset Closing Level on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the Level of the Reference Asset increases prior to the Final Valuation Date but then decreases on the Final Valuation Date to a Level that is less than the Initial Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the Level of the Reference Asset prior to such decrease. Although the actual Level of the Reference Asset on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

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Change in the price of one or more Reference Asset Components may be offset by change in the values of the other Reference Asset Components.

A change in the price of one or more Reference Asset Components on the Final Valuation Date may not correlate with change in the prices of the other Reference Asset Components. The price of one or more Reference Asset Components may increase, while the prices of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, increases in the price of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the prices of the other Reference Asset Components.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial level. We cannot predict the Final Level of the Reference Asset or the Official Closing Price of any Reference Asset Component. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset to which your securities are linked or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Initial Level:	100.00

▶	Upside Participation Rate:	100%

▶	Barrier Percentage:	30%

▶	Hypothetical Maximum Cap*:	70.65%

* The actual Maximum Cap will be at least 70.65% and will be determined on the Pricing Date.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
200.00	100.00%	$1,706.50	70.65%
180.00	80.00%	$1,706.50	70.65%
170.65	70.65%	$1,706.50	70.65%
170.00	70.00%	$1,700.00	70.00%
150.00	50.00%	$1,500.00	50.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.00	2.00%	$1,020.00	2.00%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
60.00	-40.00%	$600.00	-40.00%
40.00	-60.00%	$400.00	-60.00%
20.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,020.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,020.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% × 100%)

= $1,020.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 100% when such Reference Return is positive and, as multiplied by the Upside Participation Rate, equal to or less than the Maximum Cap.

Example 2: The Reference Return is 80.00%.

Reference Return:	80.00%
Final Settlement Value:	$1,706.50

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,706.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 70.65%)

= $1,706.50

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and such Reference Return multiplied by the Upside Participation Rate exceeds the Maximum Cap.

Example 3: The Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Barrier Percentage of -30%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the value of the Reference Asset declines by no more than 30% over the term of the securities.

Example 4: The Reference Return is -70.00%.

Reference Return:	-70.00%
Final Settlement Value:	$300.00

Because the Reference Return is less than the Barrier Percentage of -30%, the Final Settlement Value would be $300.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -70.00%)

= $300.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Barrier Percentage of -30%. You may lose some or all of your investment.

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Description of the Reference Asset Components

Description of Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by Amazon.com, Inc. with the SEC under the Securities Exchange Act of 1934 ( the “Exchange Act”) can be located by reference to its SEC file number: 000-22513 or its CIK Code: 0001018724. Shares of this Reference Asset Component are listed and trade on the Nasdaq Global Select Market under the symbol “AMZN.”

Historical Performance of the Reference Asset Component

The following graph sets forth the historical performance of this Reference Asset Component based on the daily historical closing prices from August 28, 2010 through August 28, 2020. We obtained the closing prices below from the Bloomberg Professional® (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Description of Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. It sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Information filed by Apple Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743 or its CIK Code: 0000320193. Shares of this Reference Asset Component are listed and trade on the The Nasdaq Stock Market LLC under the symbol “AAPL.”

Historical Performance of the Reference Asset Component

The following graph sets forth the historical performance of this Reference Asset Component based on the daily historical closing prices from August 28, 2010 through August 28, 2020. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

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Description of Facebook, Inc.

Facebook, Inc. operates a social networking website. The company website allows people to communicate with their family, friends, and coworkers. It develops technologies that facilitate the sharing of information, photographs, website links, and videos. Its users have the ability to share and restrict information based on their own specific criteria. Information filed by Facebook, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551 or its CIK Code: 0001326801. Shares of this Reference Asset Component are listed and trade on the The Nasdaq Stock Market LLC under the symbol “FB.”

Historical Performance of the Reference Asset Component

The following graph sets forth the historical performance of this Reference Asset Component based on the daily historical closing prices from the inception of public trading of this Reference Asset Component on May 18, 2012 through August 28, 2020. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Description of Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Information filed by Alphabet Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37580 or its CIK Code: 0001652044. Shares of this Reference Asset Component are listed and trade on the The Nasdaq Stock Market LLC under the symbol “GOOG.”

Historical Performance of the Reference Asset Component

The following graph sets forth the historical performance of this Reference Asset Component based on the daily historical closing prices from the inception of public trading of this Reference Asset Component on April 3, 2014 through August 28, 2020. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

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THE AMZN/APPL/FB/GOOG BASKET

The following graph illustrates the hypothetical daily performance of the Reference Asset April 3, 2014 through August 28, 2020 based on information from the Bloomberg Professional® service, if the level of the Basket was made to equal 100 on April 3, 2014. The hypothetical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Reference Asset Components and (ii) the assumption that no adjustment to the Official Closing Price occurred from April 3, 2014 through August 28, 2020 for any Reference Asset Component. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose some or all of your investment.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset Component’s Final Component Price will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain

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adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS
Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Barrier Market Participation
Securities Linked to a basket
consisting of the Common Stock of
Amazon.com, Inc., the Common
Stock of Apple Inc., the Class A
Common Stock of Facebook, Inc.
and the Class C Capital Stock of
Alphabet, Inc.

August 31, 2020

FREE WRITING PROSPECTUS

General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Reference Asset Components	FWP-13
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	9
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58